UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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EXCHANGE PLACE ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

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IMPORTANT INFORMATION BELOW - PLEASE READ!

November 3, 2025

Dear Shareholder,

I am writing to request your assistance as a valued shareholder of one or more North Square Funds (the “Funds”). Enclosed you will find a joint proxy statement with information about the upcoming Joint Special Meeting of Shareholders of the Funds in which shareholders are being asked to vote on the following proposals:

1.	For all Shareholders: To approve new investment advisory agreements (the "New Advisory Agreements") between the Trust, on behalf of each Fund, and North Square Investments, LLC (“NSI”).

2.	For Shareholders of the Preferred and Income Securities Fund ONLY: To approve an amendment to the fundamental concentration policy of the North Square Preferred and Income Securities Fund.

Reasoning for the New Investment Advisory Agreements:

On July 22, 2025, NSI announced that it, through its parent company NSI Holdco, LLC, had entered into a binding agreement to be acquired by Azimut Group, an independent global asset manager based in Milan, Italy. Under the Investment Company Act of 1940, any investment advisory agreement, including any sub-advisory agreement, terminates automatically upon its "assignment.” The acquisition of NSI, through its parent company, by Azimut will be deemed a “change of control event,” which will cause an assignment of the current investment advisory agreements, resulting in their automatic termination. Therefore, in order for NSI to continue to serve as investment adviser to the Funds, shareholders are being asked to approve the new investment advisory agreements.

If approved, NSI will continue to serve as investment adviser to the Funds and each Fund’s investment objectives, policies, strategies, and fee rates will not change. Additionally, the portfolio managers currently responsible for the day-to-day management of the Funds are expected to continue in those roles.

Reasoning for the Change in the Fund’s Fundamental Concentration Policy (Preferred and Income Securities Fund ONLY):

The Preferred and Income Securities Fund is seeking approval to adopt the following revised concentration policy:

“The Preferred and Income Securities Fund may not invest 25% or more of its total assets, calculated at the time of purchase and taken at market value, in any one industry or group of industries (other than securities issued by the U.S. government, its agencies or instrumentalities), provided, however, that, under normal circumstances, the Preferred and Income Securities Fund will invest, directly or indirectly, at least 25% of its total assets in the banking, financial services, and insurance group of industries.”

NSI, the Preferred and Income Securities Fund’s investment adviser, and Red Cedar Investment Management, LLC, the Preferred and Income Securities Fund’s investment sub-adviser, are recommending the adoption of the revised concentration policy because they believe it will provide greater investment flexibility and the potential for better investment performance.

The proposals are more fully described in the enclosed joint proxy statement.

We ask that you vote today via one of the below easy methods:

1)    Internet, by entering the link and control number found on the enclosed proxy card.

2)    Phone, by calling the toll-free number on the enclosed proxy card.

3)    Mail, by signing and returning the proxy card in the enclosed pre-paid envelope.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSALS

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (877) 279-2311 or by email at: NorthSquare@OkapiPartners.com.